UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 23, 2010

RAYTHEON COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-13699	95-1778500
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

870 Winter Street, Waltham, Massachusetts 02451

(Address of Principal Executive Offices) (Zip Code)

(781) 522-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On July 22, 2010, Raytheon Systems Limited (“RSL”) was notified by the United Kingdom Border Agency (the “Authority”) that it has been terminated for default on the eBorders program. The termination notice includes allegations that RSL failed to perform on certain key milestones and other matters as well as claims to recover certain losses incurred and previous payments.

As of June 27, 2010, we had approximately $400 million in assets and letters of credit, which includes approximately $300 million of billed and unbilled receivables, relating to the eBorders program. We believe that RSL has performed well and delivered substantial capabilities to the Authority under the program, which has been operating successfully and providing actionable information since live operations began in May 2009. As a result, we intend to pursue vigorously the collection of the unbilled receivables and damages and defend ourselves against the Authority’s claims for losses and payments. We are continuing to evaluate the Authority’s allegations and claims set forth in the termination notice and assessing the potential financial impact of such notice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAYTHEON COMPANY

Date: July 23, 2010	By:	/s/ Jay B. Stephens
Jay B. Stephens
Senior Vice President, General Counsel and Secretary

3